Exhibit 10.2

U.S. SILICA HOLDINGS, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), is made on February 18, 2016 (the “Effective Date”) by and among U.S. Silica Holdings, Inc., a Delaware corporation (“Company”) and Bryan A. Shinn (the “Executive”).

WHEREAS, the Executive and the Company are a party to that certain Employment Agreement, dated as of March 22, 2012 (the “Employment Agreement”);

WHEREAS, in accordance with Section 19 thereof, the Company and Executive desire to amend the Employment Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this Amendment to the Employment Agreement (this “Amendment”).

1.	This Amendment is effective as of the Effective Date.

2.	Paragraph 4(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(b) If the Employment Period is terminated by the Company without Cause or by Executive for Good Reason (as defined below), the Executive will be entitled to either of the following severance payments, depending upon whether such termination occurs within the twenty four (24) month period following a Change in Control (as defined below) (the “Change in Control Period”).

(i) If such termination does not occur within the Change in Control Period, then

(A) Executive shall be entitled to continue to receive his Base Salary payable in regular installments as special severance payments from the date of termination through the later of (A) the twelve-month anniversary of the date of this Agreement and (B) the twelve-month anniversary of the date of termination (the “Severance Period”), if and only if Executive has executed and delivered to the Company a General Release substantially in form and substance as set forth in Exhibit A attached hereto and the General Release has become effective, and only so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of Paragraphs 5, 6 and 7 hereof and does not apply for unemployment compensation chargeable to the Company or any Subsidiary during the Severance Period (provided that, pursuant to Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), any amounts payable to Executive during the first six months and one day following the date of termination pursuant to this Paragraph 4(b) shall be deferred until the date six months and one day following such termination, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled to during the period following the date of termination if the deferral had not been required),

(B) If Executive is eligible for and elects to receive continuation group health coverage mandated by Section 4980B of the Internal Revenue Code or similar state laws (“COBRA”) during the period which Executive is entitled to receive severance payments pursuant to the preceding sentence, Executive will be responsible for paying such COBRA premiums and the Company will reimburse Executive for the amount of the COBRA premiums; provided, however, that the Company shall have no obligation to reimburse Executive with respect to such COBRA premiums to the extent that the Company reasonably determines that reimbursement of such COBRA premiums could result in the imposition of excise taxes on the Company for any failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended, and

(C) Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(ii) If such termination occurs within the Change in Control Period, then

(A) Executive shall be entitled to receive the sum of (x) two (2.0) times his Base Salary as in effect of the date of termination or, if greater, the Change in Control, and (y) two (2.0) times the Executive’s target bonus amount as in effect as of the date of termination, or, if greater, the Change in Control, with such total amount (the “Change in Control Payment”) to be paid in a lump-sum within sixty (60) days of the date of termination; provided however, that the portion of the Change in Control Payment that is equal to the amount of severance that would be payable pursuant to Paragraph 4(b)(i)(A) if such paragraph were to apply, shall be paid in accordance with the timing schedule provided in such paragraph. The Change in Control payment shall be paid if and only if Executive has executed and delivered to the Company a General Release substantially in form and substance as set forth in Exhibit A attached hereto and the General Release has become effective, and only so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of Paragraphs 5, 6 and 7 hereof and does not apply for unemployment compensation chargeable to the Company or any Subsidiary during the Severance Period (provided, further, that, pursuant to Code Section 409A, any amounts payable to Executive during the first six months and one day following the date of termination pursuant to this Paragraph 4(b) shall be deferred until the date six months and one day following such termination, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled to during the period following the date of termination if the deferral had not been required),

(B) If Executive is eligible for and elects to receive continuation group health coverage mandated by COBRA, then during the eighteen (18) month period following the date of termination (or such shorter period as may be required by COBRA), Executive will be responsible for paying such COBRA premiums and the Company will reimburse Executive for the amount of the COBRA premiums; provided, however, that the Company shall have no obligation to reimburse Executive with respect to such COBRA premiums to the extent that the Company reasonably determines that reimbursement of such COBRA premiums could result in the imposition of excise taxes on the Company for any failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended,

(C) A pro-rata portion of the Executive’s annual bonus for the fiscal year in which the Executive’s termination occurs, based on the target amount for such year, (determined by multiplying the amount of such bonus payable at the target level by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) payable at the same time such bonus would have been paid had the Executive remained employed with the Company through such time, and

(D) Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

Subject to the provisions of Paragraph 26(c), the amounts payable pursuant to this Paragraph 4(b) shall be payable in accordance with the Company’s payroll practices as of the date of the termination of this Agreement. Notwithstanding any other provision of this Agreement, if following the termination of his employment Executive is entitled to payments or other benefits under this Paragraph 4(b), but the Company later determines that Cause with respect to Executive exists or existed on, prior to, or after such termination of Executive, (i) Executive shall not be entitled to any payments or other benefits pursuant to this Paragraph 4(b), (ii) any and all payments to be made by the Company and any and all benefits to be provided to Executive pursuant to this Paragraph 4(b) shall cease and (iii) any such payments previously made to Executive shall be returned immediately to the Company by Executive.”

3. Paragraph 4 of the Employment Agreement is hereby amended to provide a new subsection (h) as follows:

“(h) For purposes of this Agreement, “Change in Control” shall have the meaning provided in the Company’s Amended and Restated 2011 Incentive Compensation Plan, as may be amended from time to time.

4. This Amendment represents the complete and total understanding of the parties with respect to the content thereof, and cannot be modified or altered except if done so in writing, executed by all parties.

5. This Amendment shall in no way modify, alter, change or otherwise delete any provision of the Employment Agreement, unless specifically done so by the terms of this Amendment, and all the remaining provisions of the Employment Agreement shall remain in full force and effect. All terms not herein defined shall have the meanings ascribed to them in the Employment Agreement. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date written below and upon full execution by all parties, this Amendment shall be effective as set forth in Section 1 above.

EXECUTIVE

/s/ Bryan A. Shinn
Bryan A. Shinn

Date: February 18, 2016

COMPANY

U.S. SILICA HOLDINGS, INC.

By:	/s/ David D. Murry

Name:	David D. Murry

Its:	Vice President of Talent Management

Date:	February 18, 2016

Signature Page to Amendment to Employment Agreement